Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated N-CSR

EX-99.(C)

KPMG LLP

Two Financial Center
60 South Street

Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-252797) on Form N-2 of our report dated January 20, 2023, with respect to the financial statements and financial highlights of Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated.

Boston, Massachusetts
February 1, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.